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                                                                      EXHIBIT 11


                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                                                                  Three months ended March 31
                                                                                                  ----------------------------
                                                                                                      1995             1996
                                                                                                  -----------       ----------
                                                                                                                  (as restated)
                          Actual Weighted Average Shares Outstanding for the Period               5,411,815          6,244,673

                          Dilutive Effects of Stock Options and Warrants Using Average
                            Market Price                                                            499,136            268,608
                                                                                                  ---------         ----------

                          Total Shares Based on Shares Outstanding and the Assumption that
                            All Share Equivalents Are Exercised at Average Stock Market
                            Price.                                                                5,910,951          6,513,281

                          Additional Dilutive Effect of Stock Options and Warrants Being
                            Exercised Using Ending Market Price                                          --                 --
                                                                                                 ----------         ----------

                          Total Shares Based on Shares Outstanding and the   Assumption
                            That All Stock Options and Warrants are Exercised at Ending
                            Market Price                                                          5,910,951          6,513,281
                                                                                                 ==========         ==========


                          Net Income Applicable to Fully Diluted Earnings Per Share              $  397,494         $  206,912
                                                                                                 ==========         ==========


                          Fully Diluted Net Income Per Share                                     $      .07         $      .03
                                                                                                 ==========         ==========